Exhibit 23.1

 WEAVER MARTIN & SAMYN

We consent to the inclusion in Form S-1 Registration Statement (dated April 12, 2013) of Single Touch Systems, Inc. on Form S-1 of our report dated December 31, 2012, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc. as of September 30, 2012 and 2011, and for each of the years in the two year period ended September 30, 2012 which appears in the registration statement. We also consent to the reference to our Firm under the heading "Experts".

/s/ Weaver Martin & Samyn LLC

Weaver Martin & Samyn LLC
Kansas City, Missouri
April 12, 2013

Certified Public Accountants & Consultants
411 Valentine, Suite 300 Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252